Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154

563-238-5555 · www.homelandenergysolutions.com

November 2013

Special membership meeting Dec. 19 to decide voting rights

In response to a petition submitted earlier this year by 644 members, the Homeland Energy Solutions Board of Directors has set a special membership meeting for Dec. 19 to vote on a proposed amendment to the company's operating agreement.

The proposed amendment would restrict members with the right to appoint directors to the company's board and those members' affiliates from participating in the general election of directors. The Board has recommended that the members vote to approve this amendment.

In June 2013, HES and Steve Retterath entered into a written agreement in which Retterath agreed to sell all of his membership units back to HES and to relinquish all of his member rights, including the right to appoint two directors.

Retterath later refused to close on the agreement by the August 1 deadline and instead sued the company, members of its board of directors, and management in Florida.

HES sued Retterath in Iowa and is asking the court to require him to perform his agreement to sell his units to the company. HES also has alleged that Retterath attempted to bribe a board member and has committed other acts that are causing irreparable injury to the company, and is seeking an injunction that would prevent Retterath from voting in the upcoming special election or at next year's annual meeting. HES maintains that beneficial ownership of the Retterath units now belongs to the company in light of Retterath's failure and refusal to perform his agreement to sell his shares back to the company.

Wendland pointed out that if the majority of Homeland's members want to maintain their influence on the company's future, it is vital everyone vote to approve the amendment at the upcoming meeting.

A proxy ballot will be mailed to all members shortly after Thanksgiving. Members are urged to vote, sign, and return the proxy prior to the meeting, which will be Thursday, Dec. 19, at Kolby's Dine & Stein, 503 W. Milwaukee Street, New Hampton. Registration will begin at 1 p.m., with the meeting beginning at 2 p.m.

Wendland said he is proud of Homeland's personnel. "The company has continued to perform beyond expectations, despite the distraction Mr. Retterath has caused to the company. The company stays focused. It's business as usual out in the plant, which is the business of being as profitable, productive, and efficient as possible," he said.

Chairperson Pat Boyle says the board is committed to making distributions once the courts decide the legal status of Retterath's membership units.

IRFA Summit set for Jan. 28 in Altoona

Join the Iowa Renewable Fuels Association (IRFA) at the 8th Annual Iowa Renewable Fuels Summit and Trade Show! The Summit is free, open to the public, and will be held 8 a.m. to 4 p.m. Jan. 28, 2014 at The Meadows Conference Center at Prairie Meadows in Altoona, Iowa.

"The Renewable Fuels Summit is Iowa's premier renewable fuels event bringing together industry leaders, decision makers and the general public to shape Iowa's energy future," stated IRFA Managing Director Lucy Norton. "This event provides a great opportunity to hear experts address state and national issues facing the future of renewable fuels, as well as network with biofuels professionals and business leaders throughout the Midwest."

The debate over renewable fuels policy and biofuels market opportunities is at a fever pitch. That's why you won't want to miss the 2014 Summit where presenters will tackle many of these topics, such as the Renewable Fuel Standard, the unique emergence of cellulosic ethanol, the challenges of introducing higher blends of ethanol and biodiesel and where they fit with engines of the future.

To learn more about the 2014 Summit and to register, please visit: www.IowaRFA.org/2014Summit.php.

Homeland continues strong profits for 2013

During the third quarter of 2013, Homeland Energy Solutions, LLC (HES) produced 34 million gallons of ethanol, 9.3 million pounds of corn oil, and 90 thousand tons of distillers grains. This high level of production, and subsequent sale of goods, resulted in a quarterly net profit exceeding $5 million. Net profit for the first nine months of 2013 has grown to more than $15.5 million. This equates to per share income of $73.28 and $187.14 respectively.

HES believes that it has a binding agreement with Steve Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase. Mr. Retterath contends that he is not bound by the agreement. The balance sheet increase in current liabilities reflects the company's position towards Mr. Retterath and satisfies its obligations under the signed agreement.

At this time, estimated tax obligations are $170/unit using 64,585 units, which reflects the repurchase agreement with Mr. Retterath. Should the courts determine he maintains his units, the estimated tax obligation for 90,445 outstanding units is $120/unit. Keep in mind these are only projections and the impact of taxable income or loss will be different for each individual or business member of HES. Please consult your independent tax professional for details specific to your personal or business situation.

Thank you to all of our members for your continued support as the Company continues moving towards the finish line of a successful 2013 year. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke,
Chief Financial Officer

INCOME STATEMENT					
		Quarter Ended 9/30/13	Quarter Ended 9/30/12	Nine Months Ended 9/30/13	Nine Months Ended 9/30/12
Revenue	$	98,342,436	84,499,206	308,561,247	270,291,094
Cost of Goods Sold		92,728,251	86,269,126	291,183,853	267,797,786
Operating Expenses		674,895	646,389	2,053,461	2,074,842
Operating Income		4,939,290	(2,416,309)	15,323,933	418,466
Other Income (Expenses)		123,028	(50,984)	254,740	(18,605)
Net Income	$	5,062,318	(2,467,293)	15,578,673	399,861
Net Income Per Unit	$	73.28	(27.28)	187.14	4.42

BALANCE SHEET						
		9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Current Assets	$	31,975,247	42,690,536	22,195,876	17,402,396	17,665,670
Property & Equipment		115,738,869	118,057,856	118,483,452	121,150,465	123,315,020
Other Assets		4,130,067	3,722,825	3,488,115	3,294,307	3,816,724
Total Assets	$	151,844,183	164,471,217	144,167,443	141,847,168	144,797,414
Current Liabilities	$	36,789,472	4,478,824	4,713,108	11,268,793	9,487,823
Long-term Liabilities		102,421	20,102,421	7,602,421	1,268,793	6,246,488
Total Members' Equity		114,952,290	139,889,972	131,851,914	129,373,617	129,063,103
Total Liabilities & Equity	$	151,844,183	164,471,217	144,167,443	141,847,168	144,797,414
Book Value per membership unit	$	1,780	1,547	1,458	1,430	1,427

Save the date: Crop fair in January at Homeland

The annual Crop Fair hosted by Homeland Energy, Five Star Cooperative, and Farm Credit is being scheduled for late January at the Homeland Energy Solutions administration building. The free event features speakers and a noon meal. Registration is requested by calling Katherine in the Homeland office. More details will be coming soon.

Your voice needed to fight RFS reduction

On Friday, Nov. 15, the Environmental Protection Agency (EPA) released its 2014 Renewable Volume Obligations (RVOs) under the Renewable Fuel Standard (RFS). RVOs are set annually by EPA and dictate the amount of renewable fuel that needs to be blended into the motor fuel supply.

Unfortunately, the White House has lowered the conventional ethanol requirements to 13.01 billion gallons, 1.4 billion gallons less than the RFS statute, because EPA claims we have met the E10 blend wall. The 2014 number of 13.01 billion gallons is even less than the 2013 year at 13.8 billion gallons. In 2013, we haven't run out of ethanol, and refiners have been able to meet the law. Changing the RVO (Renewable Volume Obligation) could have a huge negative impact on our industry and the rural economy at a time when the supply of corn is growing by 2 billion bushels already. This could drive up gas prices at the pump, decrease investment in advanced and second generation biofuels, increase greenhouse gas emissions, and decrease investment in biofuels infrastructure like E15, E85, and flex fuel pumps.

EPA will officially publish its proposed 2014 Renewable Fuel Standard (RFS2) rule in Friday's Federal Register, kicking off the 60-day comment period. A proactive and aggressive response plan will be implemented in Iowa, and we need your help by submitting comments through email, postcard, and patch through calls. There should be plenty of opportunities to sign on to letters from various organizations also. This is the biggest reversal of policy I have ever seen in agriculture and we need to stand our ground against big oil's monopoly. Please do your part to help!

Important ways to show your support for maintaining the RFS

- http://www.fuelsamerica.org/page/signup/take-a-stand-for-lower-gas-prices
- http://protecttherfs.com/
- Sign and return the enclosed postcard

Iowa ethanol supporters standing strong

JOHNSTON, IOWA – Iowa Governor Terry Branstad, Lt. Gov. Kim Reynolds, Senator Chuck Grassley, Representative Steve King, and Iowa Secretary of Agriculture Bill Northey joined the Iowa RFS Coalition and hundreds of Iowans, including Homeland Energy Solutions members, Friday, Nov. 22, to urge the Obama Administration and the Environmental Protection Agency (EPA) to restore strong blending levels for 2014 under the federal Renewable Fuel Standard (RFS). The "Defend the RFS" event was held at Lincolnway Energy near Nevada, Iowa just one week after the EPA unveiled a proposal that would gut the RFS and jeopardize rural economies.

"The EPA proposal for 2014 guts the RFS which would lead to higher gasoline prices and lower farm income," stated Iowa Renewable Fuels Association Executive Director Monte Shaw.

RFA refutes AP ethanol-bashing

A recent Associated Press (AP) story on the environmental impacts of corn ethanol uses disproven myths, skewed data, and outright fabrications to suggest biofuels and the Renewable Fuel Standard have not lived up to their promise. Despite the RFA's offer of studies and facts, the AP consciously chose to ignore this material and instead opted to publish a salacious and terribly unbalanced account of the effects of corn production and ethanol on the environment. Here just two of the outrageous statements:

AP Claim

"Farmers planted 15 million more acres of corn last year than before the ethanol boom…"

The Rest of the Story

• Farmers increased corn acreage in 2012 and 2013 in response to drought-ravaged corn supplies in 2011 and 2012—not because of ethanol. In fact, less corn was (will be) used for ethanol in both 2012 and 2013 than was used in 2011.

• U.S. corn acreage has been higher in the past than it was in 2012 and 2013. In the 1930s, for instance, planted corn acreage averaged 103 m. acres.

AP Claim

"Corn demands fertilizer, which is made using natural gas. What's worse, ethanol factories typically burn coal or gas, both of which release carbon dioxide."

The Rest of the Story

• Farmers are using less fertilizer today than in the past, both in aggregate terms and in terms of fertilizer use per bushel produced. In 2010 (latest USDA data available), corn farmers used 1% less nitrogen, 10% less phosphate, and 28% less potash than in 1985. Yet, the 2010 corn crop was 40% larger than the 1985 crop! The nitrogen required to produce a bushel of corn has fallen 43% since 1980, while phosphate requirements are down 58% and potash requirements are down 64%.

The RFA's complete 7-page fact-check sheet can be downloaded at http://www.ethanolrfa.org/news/entry/rfa-ap-ethanol-enviro-fact-sheet/.

2779 Highway 24
Lawler, IA 52154
563-238-5555

Nominees needed for board

Nominees are currently being sought for the Homeland Energy Board of Directors. At the annual meeting in April, two director positions will be voted on. The positions are currently held by Mathew Driscoll and Robert Sieracki.

Anyone interested should submit their application to the nominating committee by Dec. 30. Applications are available by calling or stopping in at our office. Members of the nominating committee are; Chad Kuhlers, chairman, Pat Boyle, Keith Eastman, and Dave Sovereign.

USDA projects record corn crop

The U.S. Department of Agriculture (USDA) on Nov. 8 estimated that the 2013 corn crop will achieve a new record of 13.99 billion bushels, 7% larger than the previous record and a whopping 30% larger than last year's drought-shortened crop. USDA expects yield to average 160.4 bushels per acre, the second-highest yield on record. The report also showed a 2% decrease in planted acreage compared to last year.

"This year's corn crop is a tremendous accomplishment and we applaud America's farmers for their hard work and resilience," said Bob Dinneen, President and CEO of the Renewable Fuels Association (RFA). "This historic crop underscores the urgency of maintaining demand. Now, more than ever, the Renewable Fuel Standard must stand as is. No cuts, no reductions. This country will be swimming in excess corn if the RFS requirements are cut."

Meet your team members

Laurie Leibold, Maintenance Clerk

Q. What do you like most about working at Homeland?

A. My co-workers, Homeland's family oriented atmosphere, and the diversification of my job. Everyday is always an opportunity to learn something new!

Q. Tell us about your background. (HS, college, previous jobs)

A. I grew up on a farm near Jerico and attended New Hampton schools. After graduating early, I started working at TriMark in New Hampton in the assembly area for six years, then transferred to shipping & receiving for twenty years. In November of 2010, I decided to try something new and challenging by joining the Homeland team.

Q. Tell us about your family.

A. My husband, Ron, is employed by Blazek Corp of Lawler as a mechanic and we have been married for 24 years. We have two sons Jake, a senior, and Walker, a freshman at Turkey Valley, Jackson Junction. We live just outside of Lawler, farm 260 acres, and raise calves.



Q. Any hobbies or interests?

A. I enjoy attending my sons school events and getting together with family and friends. I like going for walks, fishing, hunting, old cars, working on the farm, or anything that involves being outdoors.